EXHIBIT B-3

                                  BILL OF SALE

     WITNESSETH: THAT UNION ELECTRIC COMPANY D/B/A AMERENUE ("Seller"), pursuant to a Lease Agreement dated as of ________ 1, 2002 (the "Lease Agreement"), between the Seller and the CITY OF BOWLING GREEN, MISSOURI, a fourth class city organized and existing under the laws of the State of Missouri ("Buyer"), for and in consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, has BARGAINED and SOLD, and by these presents does now GRANT and CONVEY, unto Buyer and its successors and assigns, all of its right, title and interest, if any, in and to all machinery, equipment and other personal property whether or not installed or kept on the Project Site, and constituting the "Project Equipment" or the "Project Improvements", or contracts related to the construction of the "Project", as such terms are defined in the Lease Agreement.

     TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns, subject however to the terms of the Lease Agreement and those liens and/or encumbrances as therein set forth.

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed in its name by its duly authorized officer this _____ day of ____________, 2002.

                                           UNION ELECTRIC COMPANY D/B/A AMERENUE


                                           By:
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                                           Title: